Exhibit 8.2

111 N. Sixth Street

P.O. Box 679

Reading, PA 19603

(610) 478-2000

www.stevenslee.com

December 2, 2022

Board of Directors

Centric Financial Corporation

1826 Good Hope Road

Enola, PA 17025

Re:	Merger of Centric Financial Corporation into First Commonwealth Financial Corporation

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Centric Financial Corporation, a Pennsylvania corporation will merge with and into First Commonwealth Financial Corporation, a Pennsylvania corporation pursuant to the Agreement and Plan of Merger, dated as of August 30, 2022, by and between First Commonwealth Financial Corporation and Centric Financial Corporation (the “Merger Agreement”). The Merger is further described in the Proxy Statement/Prospectus of Centric Financial Corporation and First Commonwealth Financial Corporation included in the Form S-4 Registration Statement to be filed by First Commonwealth Financial Corporation with the Securities and Exchange Commission in connection with the issuance pursuant to the Merger of shares of First Commonwealth Financial Corporation common stock (the “Registration Statement”). This opinion is being provided solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of Centric Financial Corporation with and into First Commonwealth Financial Corporation with First Commonwealth Financial Corporation surviving the Merger, for the consideration payable to Centric Financial Corporation shareholders as described in Article II of the Merger Agreement, all pursuant to the applicable laws of the Commonwealth of Pennsylvania.

We have acted as counsel to Centric Financial Corporation in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the Registration Statement;

2. the Merger Agreement;

Allentown    •    Bergen County    •    Bala Cynwyd    •    Cleveland    •    Fort Lauderdale    •    Harrisburg    •    Lancaster    •    New York

Philadelphia    •    Princeton    •    Reading     •    Rochester    •    Scranton    •    Valley Forge    •    Wilkes-Barre    •    Wilmington

A PROFESSIONAL CORPORATION

December 2, 2022

3. the representations and certifications made to us by First Commonwealth Financial Corporation and Centric Financial Corporation in the representation letters provided to us in connection with our preparation of this opinion; and

4. such other instruments and documents related to First Commonwealth Financial Corporation and Centric Financial Corporation as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; and

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Pennsylvania and such other laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be

December 2, 2022

inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of Centric Financial Corporation solely for the purpose of being included as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Stevens & Lee, P.C.

STEVENS & LEE, P.C.